Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 1, 2021, with respect to the consolidated financial statements and financial statement schedules I to IV of American Equity Investment Life Holding Company, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Des Moines, Iowa
November 30, 2022